UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 9, 2018

RETAIL PROPERTIES OF AMERICA, INC.

(Exact Name of Registrant As Specified in Charter)

Maryland	001-35481	42-1579325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2021 Spring Road, Suite 200, Oak Brook, Illinois 60523
(Address of Principal Executive Offices) (Zip Code)

(630) 634-4200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

*Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2018, Retail Properties of America, Inc. (the “Company”) terminated the employment of Paula C. Maggio, the Company’s Executive Vice President, General Counsel and Secretary. The Company intends to rely on its existing internal team as well as its outside legal counsel to perform the functions that Ms. Maggio currently performs.

“Paula played an important role for us as we completed the heavy lifting of our company transformation over the last several years, and we wish her well in her future endeavors,” commented Steven P. Grimes, the Company’s President and Chief Executive Officer. “The successful completion of our company transformation, and now our reduced size, required us to look internally at not only the growth potential of our assets, but also our talented team. We are pleased to have strong internal and external legal capabilities to assist us in the next phase of growth of our company.”

Ms. Maggio’s termination did not result from any disagreement relating to the Company’s operations, policies or practices and was without cause pursuant to the Company’s existing retention agreement with Ms. Maggio. Accordingly, Ms. Maggio will be entitled to receive, in connection with her termination, cash payments totaling approximately $1.3 million, acceleration of vesting with respect to 22,719 shares of unvested restricted stock of the Company, the ability to retain a pro rata portion of her outstanding performance-based restricted stock units, which will remain subject to existing performance-based vesting hurdles, and up to 18 months of healthcare benefit continuation payments, in each case, subject to the effectiveness of a customary release of claims. The Company expects to recognize the expense associated with these payments and other benefits during the first quarter of 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL PROPERTIES OF AMERICA, INC.

Date: March 9, 2018	By:	/s/ Steven P. Grimes
Steven P. Grimes
President and Chief Executive Officer